Exhibit 10.2

CONSULTING AGREEMENT

This Consulting Agreement (“Consulting Agreement”) is by and between Molex Incorporated (“Molex”) and James E. Fleischhacker, an individual (“Consultant”). Molex desires to retain Consultant as an independent contractor to perform consulting services for Molex, and Consultant is willing to perform such services, on the terms described below. Consultant’s execution of the Retirement and Waiver and Release Agreement (the “Agreement”) is a condition precedent to the effectiveness of this Consulting Agreement and this Consulting Agreement shall be effective as of the eighth (8th) calendar day following the date on which Consultant signs the Agreement and where Consultant has not timely revoked it. In consideration of the mutual promises contained herein, the parties agree as follows:

1. Services and Compensation. Effective January 1, 2013, Fleischhacker shall become a consultant for Molex and shall perform consulting services for Molex through December 31, 2013 (the “Consulting Period”).

(a) During the Consulting Period, Consultant will work two to three days a week out of the Lisle, Illinois office. Molex will provide Consultant with a work space, computer, mobile phone, administrative assistance and other resources as may be needed to accomplish his assigned tasks. In addition, any documented expenses Consultant may incur relating to the consulting position, including travel expenses, will be reimbursed by Molex in accordance with Molex’s standard policies and procedures and as approved by the Chief Operating Officer.

(b) During the Consulting Period, Consultant will receive a monthly consulting fee of $10,000, paid ratably in accordance with the Lisle payroll cycle, subject to all applicable tax withholdings. The Consulting Period may be extended upon the mutual agreement of Consultant and the Chief Operating Officer of Molex. If Consultant ceases to provide consulting services at any time during the Consulting Period, Molex will cease, and have no obligation to continue paying, the consulting fee.

2. Confidentiality.

(a) Confidential Information. The Consultant acknowledges that, during the course of performing his Services hereunder, Molex will disclose information to the Consultant relating to Molex’s business (including, but not limited to, trade secrets, proprietary or competitively sensitive information, know-how, sales reports, details of contracts, the identity of Molex’s or its affiliates’ customers, potential customers, suppliers, pricing and discount policies, operational methods, market research, marketing plans and strategies, promotional information, product development techniques or plans, business acquisition plans, new personnel acquisition plans, financial information, data relating to employees and consultants, intellectual property, methods of manufacture, technical processes, designs and design projects, inventions and research projects, computer software, private processes, presentation materials, computer capabilities, reports, and other such information which is confidential for the business of Molex or its affiliates) (collectively, “Confidential Information”). Confidential Information also includes any information which Molex or its affiliates has received from a third party which Molex is obligated to treat as confidential or proprietary. The Consultant acknowledges that Molex’s business is extremely competitive; dependent in part upon the maintenance of secrecy, and that any disclosure of the Confidential Information would result in serious harm to Molex.

The term “Confidential Information” does not include any information that Consultant can document (i) is or (through no improper action or inaction by Consultant or any affiliate, agent, consultant or employee) becomes generally known to the public, (ii) was rightfully disclosed to Consultant by a third party without restriction, or (iii) is independently developed by Consultant without use of Confidential Information of Molex or its affiliates. Notwithstanding the foregoing, all Confidential Information developed by Consultant for Molex or its affiliates during the Term (as defined below) of this Consulting Agreement shall be assigned to Molex in connection with this Consulting Agreement and shall be deemed Confidential Information of Molex and exception (iii) above will not be applicable thereto.

(b) Nonuse and Nondisclosure. The Consultant agrees that the Confidential Information will be used by the Consultant only in connection with consulting activities on behalf of and for the benefit of Molex or an affiliate, and will not be used in any way that is detrimental to Molex or an affiliate. The Consultant further agrees (i) to hold the Confidential Information in strictest confidence and to apply his best efforts to protect such Confidential Information (including, without limitation, taking at least that level of precaution Consultant employs with respect to his most confidential materials), (ii) to maintain any such Confidential Information or any information derived therefrom wholly separate from information provided to the Consultant by any third party or belonging thereto, (iii) not to disclose, directly or indirectly, any Confidential Information or any information derived therefrom to any third person (except employees of or consultants to Molex, subject to the conditions stated below), (iv) not to take any such Confidential Information into the facilities of any third party, and (v) not to copy, engineer or reverse engineer any such Confidential Information. Consultant shall notify Molex in writing immediately upon the occurrence of any unauthorized release or other breach of this Section 2 of which the Consultant is aware.

(c) Former Client Confidential Information. Consultant agrees that Consultant will not, during the Term, improperly use or disclose any proprietary information or trade secrets of any former or current employer of Consultant or other person or entity with which Consultant has an agreement or duty to keep in confidence. Unless provided to the Consultant by Molex or an affiliate for purposes of performing Services, Consultant also agrees that Consultant will not bring onto Molex’s premises any unpublished document or proprietary information belonging to any former employer, person or entity unless consented to in writing by such employer, person or entity. Notwithstanding, the last sentence of this paragraph shall not apply to Molex’s or its affiliates’ unpublished documents or proprietary information that Molex or an affiliate provides to the Consultant for purposes of performing Services.

(d) Third Party Confidential Information. Consultant recognizes that Molex has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on Molex’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. Consultant agrees that, during the term of this Consulting Agreement and thereafter, Consultant owes Molex and such third parties a duty to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out the Services for Molex or an affiliate consistent with their respective agreements with such third party.

(e) Return of Materials. Upon the termination of this Consulting Agreement, or upon Molex’s earlier request, Consultant will deliver to Molex all property and information of Molex, Company’s affiliates or their clients which came into his possession or were developed by him in the course of his consulting with Molex, including, but not limited to, project files, keys, reports, customer lists, credit cards, computers, facsimile machines, office supplies, pagers, mobile devices and printers.

3. Inventions.

(a) Disclosure of Inventions. Consultant will promptly disclose in writing to Molex, or to any persons designated by Molex, all discoveries, inventions, and improvements, including without limitation any designs, formulas, compounds, structures, works of authorship, trade secrets, technology, computer programs, ideas, processes, techniques, know-how and data, whether or not patentable or copyrightable (collectively, “Inventions”), which Consultant, either alone or jointly, makes, conceives of, or reduces to practice (i) in the course of or as a result of performing the Services, (ii) through use of information disclosed by Molex or an affiliate during the consulting relationship, whether or not such information is Confidential Information, (iii) through funding provided by Molex or an affiliate during the consulting relationship, and/or (iv) from use of premises or materials owned, leased or contracted for by Molex or an affiliate during the consulting relationship. Any Invention which Consultant is required to disclose to Molex pursuant to the preceding sentence is hereinafter referred to as a “Company Invention.” Consultant will not disclose Company Inventions to any person outside Molex unless requested to do so by Molex.

(b) Ownership and Assignment of Inventions. Consultant agrees that all Company Inventions shall be the sole property of Molex. Consultant agrees to assign and hereby assigns to Molex all title, patents, patent rights, copyrights, mask work rights, trade secret rights, and other intellectual property and rights anywhere in the world in connection therewith (collectively, “Rights”) to any such Company Inventions. Molex shall be the sole owner of all Rights in connection therewith.

(c) Further Assurances; Powers of Attorney. Consultant agrees to perform, at Company’s sole cost, during and after the Term, all acts reasonably deemed necessary or desirable by Molex to permit and assist it in evidencing, perfecting, obtaining, maintaining, defending and enforcing Rights and/or Consultant’s assignment with respect to such Company Inventions in any and all countries. Such acts may include, but are not limited to, execution of documents and assistance or cooperation in legal proceedings. If, and then only to the extent that, Company is unable after reasonable efforts to secure Consultant’s signature on any document needed in connection with furthering the purposes of this Section 3(c), Consultant hereby irrevocably designates and appoints Molex and its duly authorized officers and agents, as Consultant’s agents and attorneys-in-fact to act for and in behalf and instead of Consultant, to execute and file any documents and to do all other lawfully permitted acts to further the purposes of this Section 3(c) with the same legal force and effect as if executed by Consultant.

4. Conflicting Obligations.

(a) Conflicting Obligations. Consultant certifies that Consultant has no outstanding agreement or obligation that is in conflict with any of the provisions of this Consulting Agreement or that would preclude Consultant from performing the Services or complying with the provisions of this Consulting Agreement. Consultant will not enter into any such conflicting agreement during the term of this Consulting Agreement. Consultant’s violation of this Section 4 will be considered a material breach under Section 7(a).

(b) Other Services. Consultant acknowledges and reaffirms his continuing obligations under the Agreement. Consultant acknowledges that the obligations in this Section 4 are ancillary to Consultant’s nondisclosure obligations under Section 2.

5. Term.

(a) Term. The term of this Consulting Agreement will begin on January 1, 2013 and will continue for a period of one year through December 31, 2013. This Consulting Agreement may be extended upon the mutual agreement of Consultant and the Chief Operating Office of Molex.

(b) Termination. Either Consultant or Molex may terminate this Consulting Agreement, with or without cause, on thirty (30) days’ written notice, by providing the other with written notice of such termination.

(c) Survival. Upon such termination, all rights and duties of Molex and Consultant toward each other under this Consulting Agreement shall cease except:

(i)	Molex will pay, within thirty (30) days after the effective date of termination, all compensation owing to Consultant for Services completed and accepted by Molex before the termination date and all related out-of-pocket expenses, if any, incurred by Consultant in performing the Services and submitted to Molex in accordance with Molex’s policies and in accordance with the provisions of Section 1 of this Consulting Agreement;

(ii)	The obligations of Consultant set forth in Section 2 (Confidentiality), Section 3 (Inventions), Section 6 (Independent Contractor; Benefits), Section 7 (Indemnification), and Section 8 (Arbitration and Equitable Relief) will survive termination of this Consulting Agreement; and

(iii)	The obligations of Molex set forth in Section 7 (Indemnification) and Section 8 (Arbitration and Equitable Relief) will survive the termination of this Consulting Agreement.

6. Independent Contractor; Benefits.

(a) Independent Contractor. It is the express intention of Molex and Consultant that Consultant perform the Services as an independent contractor to Molex. Nothing in this Consulting Agreement shall in any way be construed to appoint Consultant as an agent or employee of Molex. Without limiting the generality of the foregoing, Consultant is not authorized to bind Molex to any liability or obligation or to represent that Consultant has any such authority. Consultant agrees to furnish (or reimburse Molex for) all tools and materials necessary to accomplish this Consulting Agreement.

(b) Benefits. Molex and Consultant agree that Consultant will receive no Company-sponsored benefits from Molex pursuant to this Consulting Agreement. If Consultant is reclassified by a state or federal agency or court as Company’s employee, Consultant will become a reclassified employee and will receive no benefits from Molex, except those mandated by state or federal law, even if by the terms of Molex’s benefit plans or programs of Molex in effect at the time of such reclassification, Consultant would otherwise be eligible for such benefits.

7. Indemnification.

(a) Consultant’s Indemnification. Consultant agrees to indemnify and hold harmless Molex, its affiliates and their respective directors, officers and employees from and against all taxes, losses, damages, liabilities, costs and expenses, including attorneys’ fees and other legal expenses, directly from or in connection with (i) any negligent, reckless or intentionally wrongful act of Consultant, (ii) a determination by a court or agency that the Consultant is not an independent contractor, (iii) any breach by the Consultant of the covenants contained in this Consulting Agreement, (iv) any failure of Consultant to perform the Services in accordance with all applicable laws, rules and regulations, or (v) any violation or claimed violation of a third party’s rights resulting in whole or in part from Molex’s use of the work product of Consultant under this Consulting Agreement.

(b) Company’s Indemnification. Molex agrees to indemnify and hold harmless Consultant from and against all taxes, losses, damages, liabilities, costs and expenses, including attorneys’ fees and other legal expenses, arising directly from or in connection with (i) any negligent, reckless or intentionally wrongful act of Molex, its affiliates or their respective employees or agents (other than Consultant), (ii) any breach by Molex, its affiliates or their employees or agents of any of the covenants contained in this Consulting Agreement, or (iii) any violation or claimed violation of a third party’s rights resulting in whole or in part from the Consultant’s use of the information or materials received from Molex or an affiliate under this Consulting Agreement.

8. Arbitration and Equitable Relief.

(a) Arbitration. Consultant agrees that any and all controversies, claims or disputes with anyone (including Molex, its affiliates and their respective employees, officers, directors, shareholders or benefit plans of Molex, in its capacity as such or otherwise) arising out of, relating to or resulting from Consultant’s performance of the Services under this Consulting Agreement or the termination of this Consulting Agreement, including any breach of this Consulting Agreement, shall be subject to binding arbitration under the American Arbitration Association’s National Rules for the Resolution of Employment Disputes (the “Rules”) and pursuant to Illinois law. CONSULTANT AGREES TO ARBITRATE, AND THEREBY AGREES TO WAIVE ANY RIGHT TO A TRIAL BY JURY WITH RESPECT TO, ALL DISPUTES ARISING FROM OR RELATED TO THIS CONSULTING AGREEMENT, INCLUDING, BUT NOT LIMITED TO: ANY STATUTORY CLAIMS UNDER STATE OR FEDERAL LAW, CLAIMS UNDER TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED, THE AMERICANS WITH DISABILITIES ACT OF 1990, AS AMENDED, THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, THE OLDER WORKERS BENEFIT PROTECTION ACT, AS AMENDED, CLAIMS OF HARASSMENT, DISCRIMINATION OR WRONGFUL TERMINATION AND ANY STATUTORY CLAIMS. Consultant understands that this Consulting Agreement to arbitrate also applies to any disputes that Molex may have with Consultant.

(b) Procedure. Consultant agrees that any arbitration will be administered by the American Arbitration Association (“AAA”), and that a neutral arbitrator will be selected in a manner consistent with its National Rules for the Resolution of Employment Disputes. Consultant agrees that the arbitrator will have the power to decide any motions brought by any party to the arbitration, including discovery motions, motions for summary judgment and/or adjudication and motions to dismiss and demurrers, prior to any arbitration hearing. Consultant agrees that the arbitrator will issue a written decision on the merits. Consultant also agrees that the arbitrator will have the power to award any remedies, including attorneys’ fees and costs, available under applicable law. Consultant agrees that the arbitrator will administer and conduct any arbitration in a manner consistent with the Rules.

(c) Remedy. Except as provided by the Rules, arbitration will be the sole, exclusive and final remedy for any dispute between Molex and Consultant. Accordingly, except as provided for by the Rules, neither Molex nor Consultant will be permitted to pursue court action regarding claims that are subject to arbitration. Notwithstanding the foregoing, the arbitrator will not have the authority to disregard or refuse to enforce any lawful Company policy, and the arbitrator shall not order or require Molex to adopt a policy not otherwise required by law which Molex has not adopted.

(d) Availability of Injunctive Relief. In addition to the right under the Rules to petition the court for provisional relief, Consultant agrees that any party may also petition the court for injunctive relief where either party alleges or claims a violation of Section 2 (Confidentiality) or Section 3 (Conflicting Obligations) of this Consulting Agreement. In the event either Molex or Consultant seeks injunctive relief, the prevailing party will be entitled to recover reasonable costs and attorneys’ fees.

(e) Voluntary Nature of Consulting Agreement. Consultant acknowledges and agrees that Consultant is executing this Consulting Agreement voluntarily and without any duress or undue influence by Molex or anyone else. Consultant further acknowledges and agrees that Consultant has carefully read this Consulting Agreement and has asked any questions needed to understand the terms, consequences and binding effect of this Consulting Agreement and fully understands it, including that Consultant is waiving his right to a jury trial. Finally, Consultant agrees that Consultant has been provided an opportunity to seek the advice of an attorney of his choice before signing this Consulting Agreement.

9. Miscellaneous.

(a) Governing Law. This Consulting Agreement shall be governed by the laws of Illinois without regard to its conflicts of law rules.

(b) Assignability. Except as otherwise provided in this Consulting Agreement, Consultant may not sell, assign or delegate any rights or obligations under this Consulting Agreement.

(c) Entire Agreement. This Consulting Agreement and, to the extent applicable, the Agreement (including its continuing obligations provisions), constitutes the entire agreement between the parties with respect to the subject matter of this Consulting Agreement and supersedes all prior written and oral agreements between the parties regarding the subject matter of this Consulting Agreement.

(d) Headings. Headings are used in this Consulting Agreement for reference only and shall not be considered when interpreting this Consulting Agreement.

(e) Notices. Any notice or other communication required or permitted by this Consulting Agreement to be given to a party shall be in writing and shall be deemed given if delivered personally or by commercial messenger or courier service, or mailed by U.S. registered or certified mail (return receipt requested), or sent via facsimile (with receipt of confirmation of complete transmission) to the party at the party’s address or facsimile number written below or at such other address or facsimile number as the party may have previously specified by like notice. If by mail, delivery shall be deemed effective three (3) business days after mailing in accordance with this Section 8.

(i)	If to Molex, to:

Molex Incorporated

2222 Wellington Court

Lisle, IL 60532-1682

Attn: Senior Vice President of Human Resources

(ii)	If to Consultant, to the address for notice on the signature page to this Consulting Agreement or, if no such address is provided, to the last address of Consultant provided by Consultant to Molex.

(f) Attorneys’ Fees. In any court action at law or equity that is brought by one of the parties to this Consulting Agreement to enforce or interpret the provisions of this Consulting Agreement, the prevailing party will be entitled to reasonable attorneys’ fees, in addition to any other relief to which that party may be entitled.

(g) Severability. If any provision of this Consulting Agreement is found to be illegal or unenforceable, the other provisions shall remain effective and enforceable to the greatest extent permitted by law.

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IN WITNESS WHEREOF, the parties hereto have executed this Consulting Agreement as of the date first written above.

James E. Fleischhacker	Molex Incorporated

/s/ James E. Fleischhacker	/s/ Martin P. Slark
Martin P. Slark Vice Chairman and Chief Executive Officer

Dated: February 22, 2012	Dated: February 22, 2012